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                                                                     EXHIBIT 5.1

                                                                   March 8, 2001


Microware Systems Corporation
1500 N.W. 118th Street
Des Moines, Iowa 50325


Ladies & Gentlemen:

         We have acted as counsel for Microware Systems Corporation (the "Company") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and proposed registration of 600,000 shares of the Company's common stock, no par value ("Common Stock"), under the terms of the Company's 1995 Stock Option Plan, as amended (the "Stock Option Plan").

         In arriving at this opinion, we have examined the Company's Articles of Incorporation, its Bylaws, the records of the corporate proceedings of the Company authorizing the issuance and sale of the shares of Common Stock covered by the Registration Statement, the Stock Option Plan and such other instruments and documents as we have deemed appropriate.

         Based upon the foregoing, we are of the opinion that said shares of Common Stock are duly authorized, and upon delivery of same to the participants under the Stock Option Plan against payment therefor upon the terms set forth in the Stock Option Plan, said shares of Common Stock will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.


                                              Very truly yours,


                                              D'ANCONA & PFLAUM LLC


                                              By: /s/ Merrill A. Freed
                                                  ------------------------------
                                                      Merrill A. Freed, a Member